Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-186755

Prospectus Addendum to the Prospectus Supplement dated February 20, 2013 and the

Prospectus dated February 20, 2013.

Nomura Holdings, Inc.

Medium-Term Notes, Series A

Nomura Securities International, Inc. will, and other affiliates of Nomura Holdings, Inc. may, use this prospectus addendum, the accompanying prospectus supplement dated February 20, 2013 relating to Medium-Term Notes, Series A, and the accompanying prospectus dated February 20, 2013 in connection with market-making transactions of notes that were originally issued under a similar prospectus supplement for Medium-Term Notes, Series A, dated September 8, 2010, and a similar prospectus, dated September 8, 2010. We refer below to such earlier prospectus supplement as the “earlier prospectus supplement” and such earlier prospectus as the “earlier prospectus”.

You should read the accompanying pricing supplement, which describes the specific terms of the offered notes, together with the accompanying prospectus supplement dated February 20, 2013 relating to Medium-Term Notes, Series A and the accompanying prospectus dated February 20, 2013. When you read the accompanying pricing supplement, please note that all references in it to the earlier prospectus supplements should instead refer to the accompanying prospectus supplement dated February 20, 2013 relating to Medium-Term Notes, Series A, and all references in it to the prospectus dated February 24, 2010 should instead refer to the accompanying prospectus dated February 20, 2013. The accompanying prospectus supplement dated February 20, 2013 relating to Medium-Term Notes, Series A supersedes the earlier prospectus supplement, and the accompanying prospectus dated February 20, 2013 supersedes the earlier prospectus.

The offered notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Nomura

Prospectus Addendum dated February 20, 2013.